Lundbeck
226,379 followers
3h • Edited •

Lundbeck to acquire Longboard Pharmaceuticals, strengthening our neuroscience pipeline

Today is a big day in the history of our company! With this acquisition we will continue and expand upon Longboard's remarkable efforts to provide treatments for people living with severe rare epilepsies.

"This transformative transaction will become a cornerstone in Lundbeck's neuro-rare franchise, building on our existing late-stage pipeline. We are proud to continue to execute on our Focused Innovator strategy, transforming the lives of patients suffering from severe brain disorders," said Charl van Zyl, President and CEO of Lundbeck.

Click here to get to the press release: https://lnkd.in/eYRgtmmx

Legal notice: https://lnkd.in/dEENtT57



https://www.linkedin.com/posts/lundbeck_lundbeck-to-acquire-longboard-pharmaceuticals-activity-7251541935604064256-gx7O?utm_source=share&utm_medium=member_desktop

Posts by Charl

Charl van Zyl • 1st
President & CEO – Lundbeck | Pharma & Biotech Leader Driving Transformation
3h •

I am thrilled to announce that Lundbeck is acquiring Longboard Pharmaceuticals. This acquisition is a significant leap forward in our Focused Innovator strategy.

By addressing the critical unmet needs of patients with rare and severe epilepsies, this strategic acquisition highlights our steadfast commitment to transforming the lives of those affected by severe brain disorders. We take pride in leveraging our neuroscience expertise to build on the magnificent efforts of the Longboard team and offer solutions in a field where most patients have limited or no effective treatment options.

A heartfelt thank you to everyone involved in making this possible!

Legal notice: https://lnkd.in/d7RDgbT9

> **Lundbeck**
> 226,379 followers
> 4h • Edited •
>
> Lundbeck to acquire Longboard Pharmaceuticals, strengthening our neuroscience pipeline
>
> Today is a big day in the history of our company! With this acquisition we will continue and expand upon Longboard's remarkable efforts to provide treatments for people living with severe rare epilepsies.

https://www.linkedin.com/posts/charlvanzyl_lundbeck-to-acquire-longboard-pharmaceuticals-activity-7251543758788317185-8HSG?utm_source=share&utm_medium=member_desktop